As filed with the Securities and Exchange Commission on March 10, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ONE GAS, INC.

(Exact name of registrant as specified in its charter)

Oklahoma	46-3561936
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

100 West Fifth Street

Tulsa, Oklahoma 74103

(918) 588-7000

(Address, Including Zip Code, and Telephone Number, Including

Area Code, of Registrant’s Principal Executive Offices)

Joseph L. McCormick

Senior Vice President, General Counsel and Assistant Secretary

ONE Gas, Inc.

100 West Fifth Street

Tulsa, Oklahoma 74103

(918) 588-7000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Richard B. Aftanas Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 (212) 735-3000	Jordan B. Edwards GableGotwals 100 West Fifth Street, Suite 1100 Tulsa, Oklahoma 74103 (918) 595-4800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(3)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value	1,500,000	$36.025	$54,037,500	$6,960.03

(1)	This registration statement includes 1,500,000 shares of common stock, $0.01 par value (the “Common Stock”), of ONE Gas, Inc. for issuance under ONE Gas, Inc.’s Direct Stock Purchase and Dividend Reinvestment Plan.
(2)	Pursuant to Rule 457(c) under the Securities Act, this estimate is based on the price of $36.025 per share of Common Stock, the average of the high and low sales price of the Common Stock on the New York Stock Exchange on March 6, 2014, which is a date within five business days prior to the date of filing of this Registration Statement.
(3)	If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered by this Registration Statement changes, then the provisions of Rule 416 under the Securities Act shall apply to this Registration Statement, and this Registration Statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this Registration Statement.

PROSPECTUS

1,500,000 SHARES

ONE Gas, Inc.

Common Stock, $0.01 par value, offered in connection with our

DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN

Our Direct Stock Purchase and Dividend Reinvestment Plan provides a convenient way for you to purchase shares of our common stock, $0.01 par value (“Common Stock”), without paying any processing fees or service charges. The plan promotes long-term ownership in our Common Stock by offering:

•	A simple way to increase your holdings in our Common Stock by automatically reinvesting your cash dividends; and

•	The opportunity to purchase additional shares by making optional investments of at least $25 for any single investment, up to a maximum of $10,000 per month.

You do not have to be a current shareholder to participate in the plan. You can purchase your first shares of our Common Stock by making an initial investment of not less than $250 and not more than $10,000. In order to participate in the plan, you must elect to reinvest a minimum of 10% of the dividends (if any) paid on shares held in the plan. To the extent required by state securities laws in certain jurisdictions, shares of our Common Stock that are offered under the plan to persons who are not presently record holders of our Common Stock may be offered only through a registered broker/dealer.

Our Common Stock is listed on the New York Stock Exchange under the symbol “OGS.”

Investing in these securities involves certain risks. Please read “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 10, 2014.

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ABOUT THIS PROSPECTUS

You should rely only on the information provided in or incorporated by reference in this prospectus. Neither we nor the plan administrator, Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., has authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. You should read this prospectus together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”

Unless we otherwise indicate or unless the context requires, all references in this prospectus to “ONE Gas,” “we,” “our,” “us” or similar references mean ONE Gas, Inc. and its subsidiaries, predecessors and acquired businesses.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended, or the Securities Act, that registers the securities offered by this prospectus. The registration statement, including the documents that have been filed or will be filed or incorporated by reference as exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operations of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Our Common Stock is listed on the New York Stock Exchange (NYSE: OGS), and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. General information about us, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports, is available free of charge through our website at http://www.onegas.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on, or accessible through, our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

This prospectus is part of a registration statement we have filed with the SEC. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits. You may refer to the registration statement and the accompanying exhibits for more information about us and our securities. The registration statement and the accompanying exhibits are available at the SEC’s Public Reference Room or through its website.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, other than any portions of the respective filings that were furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed, prior to the termination of the offering under this prospectus:

•	The Company’s Annual Report on Form 10-K (File No. 001-36108) for the year ended December 31, 2013 filed on February 25, 2014;

•	The Company’s Current Reports on Form 8-K (File No. 001-36180) filed on January 14, 2014, January 15, 2014, January 23, 2014, January 30, 2014, February 3, 2014 and February 24, 2014; and

•	The description of capital stock provided under the heading “Description of Capital Stock” in the Information Statement attached as Exhibit 99.1 to the Company’s Registration Statement on Form 10-12B (File No. 001-36108) initially filed with the SEC on October 1, 2013, as amended, together with any amendment or report filed with the SEC for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

ONE Gas, Inc.

100 West Fifth Street

Tulsa, Oklahoma 74103

Attention: Corporate Secretary

Telephone: (918) 588-7000

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus is accurate only as of the date of the documents containing the information, regardless of the time of its delivery or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

Our reports, filings and other public announcements may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements.” You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “might,” “could,” “should,” “project,” “believe,” “anticipate,” “expect,” “intend,” “estimate,” “scheduled,” “continue,” “potential,” “plan,” “forecast,” “goal,” “guidance” and other similar words. Those statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Those factors include those set forth in the section entitled “Risk Factors,” as well as the following:

•	our ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our regulated rates;

•	our ability to manage our operations and maintenance costs;

•	changes in regulation, including the application of market rates by state and local agencies;

•	the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial industrial customers;

•	competition from alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels;

•	variations in weather, including seasonal effects on demand, the occurrence of storms and disasters, and climate change;

•	indebtedness could make us more vulnerable to general adverse economic and industry conditions,

•	limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;

•	our ability to secure reliable, competitively priced and flexible natural gas supply;

•	the mechanical integrity of facilities operated;

•	adverse labor relations;

•	the effectiveness of our strategies to reduce earnings lag, margin protection strategies and risk mitigation strategies;

•	our ability to generate sufficient cash flows to meet all our cash needs;

•	changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions;

•	actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;

•	changes in inflation and interest rates;

•	our ability to purchase and sell assets at attractive prices and on other attractive terms;

•	our ability to recover the costs of natural gas purchased for our customers;

•	impact of potential impairment charges;

•	volatility and changes in markets for natural gas;

•	possible loss of local distribution company franchises or other adverse effects caused by the actions of municipalities;

•	changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;

•	changes in law resulting from new federal or state energy legislation;

•	changes in environmental, safety, tax and other laws to which we and our subsidiaries are subject;

•	advances in technology;

•	acts of nature and the potential effects of threatened or actual terrorism, including cyber attacks, and war;

•	the sufficiency of insurance coverage to cover losses;

•	the effects of our strategies to reduce tax payments;

•	the effects of litigation and regulatory investigations, proceedings, including our rate cases, or inquiries;

•	changes in accounting standards and corporate governance;

•	our ability to attract and retain talented management and directors;

•	the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions;

•	declines in the market prices of equity securities and resulting funding requirements for our defined benefit pension plans;

•	the ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture;

•	the final resolutions or outcomes with respect to our contingent and other corporate liabilities related to the natural gas distribution business and any related actions for indemnification made pursuant to the Separation and Distribution Agreement between us and ONEOK, Inc.;

•	our ability to operate effectively as a separate, publicly traded company;

•	the costs associated with compliance with the Sarbanes-Oxley Act of 2002 as a stand-alone company and the consequences of failing to maintain effective internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002; and

•	the costs associated with increased regulation and enhanced disclosure and corporate governance requirements pursuant to the Dodd-Frank Wall Street Reform and the Consumer Protection Act of 2010.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation, except as may otherwise be required by the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT ONE GAS

We are a natural gas local distribution company and the successor to the company founded in 1906 as Oklahoma Natural Gas Company. Our Common Stock is listed on the New York Stock Exchange under the trading symbol “OGS.” We provide natural gas distribution services to more than 2 million customers in Oklahoma, Kansas and Texas through Oklahoma Natural Gas, Kansas Gas Service and Texas Gas Service, respectively. We are the largest natural gas distributor in Oklahoma and Kansas and the third largest natural gas distributor in Texas in terms of customers, providing service as a regulated public utility to wholesale and retail customers. Our largest natural gas distribution markets in terms of customers are Oklahoma City and Tulsa, Oklahoma; Kansas City, Wichita and Topeka, Kansas; and Austin and El Paso, Texas. We serve residential, commercial, industrial and transportation customers in all three states. In addition, we serve wholesale and public authority customers.

RISK FACTORS

Before you invest in our securities, you should carefully consider those risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, and those that may be included in the applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference in evaluating an investment in our securities.

If any of the risks discussed in the foregoing documents were actually to occur, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, our ability to pay dividends to our shareholders or pay interest on, or the principal of, any debt securities, may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

SUMMARY OF THE DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN

The following summary description of our Direct Stock Purchase and Dividend Reinvestment Plan is qualified by reference to the full text of the plan contained in this prospectus. Terms used in this summary have the meanings given to them in the plan.

Purpose of Plan

The purpose of the plan is to provide a cost-free and convenient way for our shareholders to invest all or a portion of their cash dividends in additional shares of our Common Stock. The plan also provides us with a means of raising additional capital through the direct sale of our Common Stock.

Eligibility and Enrollment

If you currently own shares of our Common Stock, you can participate in the plan by enrolling through http://www.shareowneronline.com or by submitting an Account Authorization Form by mail. You may participate directly in the plan only if you hold our Common Stock in your own name. If you hold shares through a brokerage or other account, you may participate directly in the plan by having your shares transferred into your own name or you may arrange to have your broker or other custodian participate on your behalf. In order to participate in the plan, you must elect to reinvest a minimum of 10% of the dividends (if any) paid on shares held in the plan.

If you do not own any shares of our Common Stock, you can participate in the plan by making an initial optional cash investment in our Common Stock of at least $250. You may enroll through http://www.shareowneronline.com and authorize an automatic withdrawal from a U.S. or Canadian financial institution or through mail by sending the Account Authorization Form along with a check. Checks must be made payable to “Shareowner Services” in U.S. dollars.

ONE Gas reserves the right to exclude from participation in the plan persons who utilize the plan to engage in short-term trading activities that cause aberrations in the price or trading volume of its Common Stock.

Shareholders who reside in jurisdictions in which it is unlawful for ONE Gas to permit their participation are not eligible to participate in the plan.

Reinvestment of Dividends

If you are currently a shareholder, you can reinvest your cash dividends on some or all of your Common Stock in additional shares of our Common Stock without having to pay processing fees or service fees.

Optional Cash Investments up to $10,000

If you are currently a shareholder, you can buy additional shares of our Common Stock without having to pay processing fees or service fees. Current shareholders can invest a minimum of $25 and a maximum of $10,000 in any month. Purchases may be made by check or by authorizing a one-time or recurring automatic bank withdrawal from a U.S. or Canadian financial institution. Checks must be made payable to “Shareowner Services” in U.S. dollars.

New investors can buy their first shares directly through the plan. The minimum initial cash investment is $250 by check or one time investment, or $25 using the automatic investment feature for at least ten consecutive investments. Initial cash investments cannot exceed $10,000 unless we have granted your request for waiver.

Purchase Date

When Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., or WFSS, our plan administrator, purchases shares of Common Stock on behalf of a participant, those purchases are deemed to have been made on the “Purchase Date.” If WFSS is buying shares of Common Stock directly from us using the proceeds of dividends being reinvested, the Purchase Date will occur on the dividend payment date. If WFSS is buying Common Stock directly from us using optional cash investments of up to $10,000, then a Purchase Date will occur at least once every five business days for all such purchases requested by all participants from two business days before the preceding Purchase Date. If WFSS is buying shares of Common Stock directly from us with optional cash investments in excess of $10,000 pursuant to an approved request for waiver, then WFSS will purchase the Common Stock once each month over a one to fifteen day pricing period, with each day in the pricing period being considered a Purchase Date, as more fully discussed below.

Source of Shares

WFSS will purchase shares of Common Stock sold to participants either directly from us as newly issued shares of Common Stock or treasury shares, or from parties other than us either in the open market or in privately negotiated transactions or through a combination of the above.

Purchase Price

If WFSS purchases shares of Common Stock directly from us using the proceeds of dividends received or optional cash investments of up to $10,000, WFSS will pay a price equal to 100% (subject to change as provided below) of the average of the high and low sales prices for a share of our Common Stock reported by the New York Stock Exchange on the applicable Purchase Date, or, if no trading occurs in shares of Common Stock on the applicable Purchase Date, the first trading day immediately preceding the Purchase Date for which trades are reported.

If WFSS purchases shares of Common Stock directly from us with optional cash investments of greater than $10,000 pursuant to an approved request for waiver, WFSS will purchase the Common Stock pro rata over a one to fifteen day pricing period, with each day in the pricing period being a Purchase Date. The one to fifteen day pricing period is the ten consecutive trading days ending on either the dividend payment date during any month in which we pay a cash dividend or the 15th day of any month in which we do not pay a cash dividend (or if such date is not a trading day, then the first trading day immediately preceding such date). On each of the ten Purchase Dates, WFSS will pay a price equal to 100% (subject to change as provided below) of the average of the daily high and low sales prices for a share of our Common Stock reported by Bloomberg L.P. or, if Bloomberg L.P. is no longer providing this information, another authoritative source. Purchases by WFSS during the pricing period may be subject to a minimum price, as more fully described below.

If WFSS purchases shares of Common Stock in the open market or in privately negotiated transactions, then the purchase price to participants will be equal to the weighted average purchase price paid by WFSS for those shares. The date on which WFSS purchases those shares shall be the Purchase Date. As of the date of this prospectus, there is no discount for purchases.

Number of Shares Offered

This prospectus covers one million five hundred thousand (1,500,000) shares of our Common Stock. Because we expect to continue the plan indefinitely, we expect to authorize and register additional shares from time to time as necessary for purposes of the plan.

Advantages of the Plan

•	Both current shareholders and new investors can participate in the plan.

•	The plan provides participants with the opportunity to reinvest cash dividends received in additional shares of our Common Stock without having to pay processing fees or service fees.

•	The plan provides participants with the opportunity to make optional cash investments, subject to minimum and maximum amounts, for the purchase of shares of our Common Stock without having to pay any processing fees or service fees.

•	From time to time, at our sole discretion, the plan may provide up to a 3% discount on shares of Common Stock purchased from us through reinvested dividends, optional cash investments up to $10,000 or optional cash investments in excess of $10,000 pursuant to an approved request for waiver.

•	Cash dividends paid on shares enrolled in the plan can be fully invested in additional shares of our Common Stock because the plan permits fractional shares to be credited to participants’ accounts. Dividends on fractional shares, as well as on whole shares, may also be reinvested in additional shares which will be credited to participants’ accounts.

•	At any time, a participant may request the sale of all or part of the shares credited to his or her account.

•	Periodic statements reflecting all current activity, including purchases or sales of shares and the most recent account balance, should simplify participants’ record keeping. You may elect to have your statements and other information sent to you automatically by initiating eDelivery through http://www.shareowneronline.com.

Some Disadvantages of the Plan

•	No interest will be paid on dividends or optional cash investments held pending reinvestment or investment. In addition, optional cash investments of less than $25 and that portion of any optional cash investment that exceeds the maximum purchase limit of $10,000, unless that limit has been waived, are subject to return to the participant without interest.

•	With respect to optional cash investments in excess of $10,000 pursuant to an approved request for waiver, the actual number of shares to be purchased will not be determined until after the end of the relevant pricing period. Therefore, during the pricing period, participants will not know the actual price per share or number of shares they have purchased.

•	Because optional cash investments are not necessarily invested by WFSS immediately on receipt, those payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions.

•	Sales of shares of Common Stock credited to a participant’s account will involve a nominal fee per transaction to be deducted from the proceeds of the sale by WFSS (if the sale is made by WFSS at the request of a participant), plus any commission and any applicable Common Stock transfer taxes on the sales.

Our principal executive offices are located at 100 West Fifth Street, Tulsa, Oklahoma 74103 and our telephone number is (918) 588-7900.

Please read this prospectus carefully and keep it and all account statements for future reference.

If you have any questions about the plan, please call WFSS toll-free at 855-217-6403. Shareowner Relations Specialists are available between the hours of 7:00 a.m. and 7:00 p.m., Central Time, on each business day.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or the information we have previously filed with the SEC that is incorporated by reference herein is accurate as of any date other than its respective date.

The shares of Common Stock being offered under this prospectus are not insured or protected by any governmental agency and involve investment risk, including the possible loss of all funds invested. The payment of dividends by us is discretionary and dividend payments may increase, decrease or be eliminated altogether at the discretion of our Board of Directors.

Neither the SEC nor any state securities commission or other regulatory body has approved or disapproved the securities to be issued under this prospectus or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We will bear the costs relating to the registration of the Common Stock being offered by this prospectus, estimated to be approximately $164,460.

INFORMATION ABOUT THE PLAN

The following questions and answers explain and constitute the governing document for the ONE Gas Direct Stock Purchase and Dividend Reinvestment Plan.

The provisions of the plan, in effect as of the date of this prospectus, are set forth below. Shareholders who do not elect to participate in the plan will receive cash dividends, as declared and paid in the usual manner.

1. What is the purpose of the plan?

The purpose of the plan is to provide our shareholders and other investors with a convenient and low-cost method of purchasing shares of our Common Stock and reinvesting all or a portion of their cash dividends in additional shares of our Common Stock. The plan allows current shareholders and interested new investors the opportunity to invest cash dividends and optional cash investments in additional shares of our Common Stock without payment of any processing fee or service fee. To the extent additional shares are purchased directly from us, the plan also provides us a means of raising additional capital through the direct sale of Common Stock. The plan is primarily intended for the benefit of long-term investors, and not for the benefit of individuals or institutions who engage in short-term trading activities that could cause aberrations in the price or trading volume of our Common Stock. We intend to use the net proceeds from the sale of newly-issued shares of Common Stock or treasury stock for one or more of the following, depending upon circumstances at the time of such sales: repayment of indebtedness, investments in assets, working capital, and general corporate purposes.

2. Who will administer the plan?

The plan will be administered by WFSS. WFSS acts as plan administrator for participants, processes the purchasing of Common Stock acquired under the plan, keeps records of the accounts of participants, sends regular reports of account activity to participants and performs other duties relating to the plan. Shares purchased for each participant under the plan will be credited in electronic registration form (also known as book-entry form) to that participant’s account maintained by WFSS, unless and until a participant requests the sale of all or part of the shares. WFSS also serves as dividend disbursement agent, transfer agent and registrar for our Common Stock. WFSS reserves the right to resign at any time upon reasonable notice to us.

3. How do I correspond with WFSS?

Internet:

http://www.shareowneronline.com

Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

Email:

Go to http://www.shareowneronline.com and select Contact Us.

Telephone:

855-217-6403 Toll-Free

651-450-4064 outside the United States

Shareowner Relations Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.

You may also access your account information 24 hours a day, 7 days a week using WFSS’ automated voice response system.

Written correspondence:

Wells Fargo Shareowner Services

P.O. Box 64856

St. Paul, MN 55164-0856

Certified and overnight delivery:

Wells Fargo Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

4. Who is eligible?

All interested persons and entities, whether or not current holders of record of our Common Stock, may participate in the plan. In order to participate in the plan, you must elect to reinvest a minimum of 10% of the dividends (if any) paid on shares held in the plan.

A shareholder whose shares of Common Stock are registered in his or her name may participate in the plan directly. A beneficial owner (a shareholder whose shares of Common Stock are registered in a name other than his or her name, for example, in the name of a broker, bank or other nominee) may participate in the plan directly upon becoming a registered holder by having the shares transferred into his or her name. Alternatively, a beneficial owner may participate in the plan by making arrangements with his or her broker, bank or other nominee to participate in the plan on his or her behalf.

In addition, a new investor may participate in the plan by making an initial optional cash investment in our Common Stock of not less than $250 or more than $10,000 (unless we have granted the investor a waiver, in which case the initial investment may exceed $10,000).

The right to participate in the plan is not transferable to another person apart from a transfer of the underlying shares of our Common Stock. We reserve the right to exclude from participation in the plan persons who use the plan to engage in short-term trading activities that we deem to cause aberrations in the price or trading volume of our Common Stock. We also reserve the right to exclude initial cash investments for any reason, including failure to comply with securities laws.

In order to participate, you must fulfill conditions of participation described below in the answer to Question 5 regarding enrollment procedures; and if you are a citizen or resident of a country other than the United States, its territories and possessions, your participation must not violate local laws applicable to you, us or the plan. Participants residing in jurisdictions in which their participation in the plan would be unlawful will not be eligible to participate in the plan. If you are a citizen or resident of a country other than the United States, before enrolling in the plan you should consult your own tax advisor regarding the tax consequences to you of participation in the plan under the tax laws of the country in which you reside.

5. What are the enrollment procedures?

New investors may enroll in the plan by submitting a completed Account Authorization Form to WFSS together with a minimum initial investment of $250 by check. Alternatively, a new investor enrolling in the plan by submitting a completed Account Authorization Form may make an initial investment by authorizing an automatic withdrawal from a U.S. or Canadian financial institution of at least $25 per investment for a minimum of ten consecutive investments. Checks must be made payable to “Shareowner Services” in U.S. dollars.

New investors may also enroll online at http://www.shareowneronline.com by following the instructions provided for opening a ONE Gas account. When enrolling online, initial investments can be made by authorizing a one-time automatic withdrawal from a U.S. or Canadian financial institution for at least $250 and up to a maximum of $10,000, or establishing an automatic monthly withdrawal for a minimum of $25 per investment for a minimum of ten consecutive investments.

Registered shareholders (i.e., holders of record) may enroll in the plan online at http://www.shareowneronline.com or by submitting a completed Account Authorization Form to WFSS.

If you are a beneficial owner of shares of Common Stock registered in the name of a financial intermediary (for example, a bank, broker or other nominee), you may participate in the plan directly after you have instructed your financial intermediary to re-register your shares in your name and those shares have been re-registered. Any costs associated with that registration will be borne by you. You may then enroll in the plan as a registered shareholder, without having to make an initial investment. Alternatively, you may make arrangements for your financial intermediary to participate in the plan on your behalf.

The Account Authorization Form, which is available upon request from WFSS, appoints WFSS as the participant’s agent for purposes of the plan and directs WFSS to purchase additional shares of our Common Stock with cash dividends received on the number of shares of Common Stock specified by the participant on the applicable form. The Account Authorization Form also directs WFSS to purchase additional shares of our Common Stock with any optional cash investments that the participant may elect to make.

WFSS will process your enrollment request as promptly as practicable. Participation in the plan will begin after the properly completed forms and any required payments have been accepted by WFSS.

6. What options for reinvesting dividends does the Account Authorization Form provide?

We typically pay cash dividends on our Common Stock on the 45th day after the end of a calendar quarter (or if that date is not a trading day, then the first trading day immediately preceding that date). The payment of dividends in the future and the amount of dividend payments, if any, will depend upon our financial condition and other factors as the Board of Directors deems relevant. Dividends are paid as and when declared by our Board of Directors. There can be no assurance as to the declaration or payment of a dividend, and nothing contained in the plan obligates us to declare or pay any dividend on our Common Stock. The plan does not represent a guarantee of future dividends.

In order to participate in the plan, you must elect to reinvest a minimum of 10% of the dividends (if any) paid on shares held in the plan. You may select from the following dividend reinvestment options:

•	Full Dividend Reinvestment: You may elect to reinvest all of your cash dividends by designating this election on your Account Authorization Form or at the time of your online enrollment. Dividends paid on all shares registered in your name will be reinvested under the plan in additional shares of Common Stock. Dividends paid on shares credited to your account will be included in information provided both to you and the Internal Revenue Service.

•	Partial Dividend Reinvestment: A participant may elect to reinvest a portion of the dividends and receive the remainder in cash. The percentage elected will be applied to the total shares held in the plan, along with any shares held in book-entry direct registration system. A participant may elect to reinvest from 10%-90% of dividends received, in increments of 10%. The cash portion of dividends will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account.

For each method of dividend reinvestment, dividends will be reinvested in the manner specified above until the participant specifies otherwise, or until the plan is terminated.

7. Can I change my dividend reinvestment option?

Yes. You may change your dividend option online at http://www.shareowneronline.com, by calling or writing to WFSS or by submitting a new election on an Account Authorization Form to WFSS. Changes received after the record date of a dividend will be effective for the following dividend.

8. Can I discontinue dividend reinvestment?

Yes. You may discontinue reinvestment of cash dividends at any time online at http://www.shareowneronline.com or by giving telephone or written instructions to WFSS; provided, however, that in order to participate in the plan you must reinvest a minimum of 10% of the dividends (if any) paid on shares held in the plan. If WFSS receives the request to discontinue dividend reinvestment near a record date for a dividend, WFSS may either pay the dividend in cash or reinvest it under the plan on the next Purchase Date to purchase Common Stock on your behalf. If reinvested, WFSS will sell the shares purchased and send the proceeds to you, less any service fee, applicable processing fee and any other costs of sale. All per share processing fees include the applicable brokerage commissions WFSS is required to pay. After processing your request to discontinue a portion of your dividend reinvestment, any shares credited to your account under the plan will continue to be held in book-entry form. Dividends on any shares held in book-entry form will be paid in cash by check or by direct deposit to a pre-designated account at a U.S. or Canadian financial institution of your choice.

9. Can I have my dividends directly deposited?

Yes. Through the plan’s direct deposit feature, instead of receiving dividend checks, you may elect to have your cash dividends paid by electronic funds transfer to your pre-designated checking or savings account at a U.S. or Canadian financial institution on the dividend payment date. To receive dividends by direct deposit, you must complete, sign and return to WFSS a Direct Deposit of Dividends Authorization Form. You may obtain a direct deposit authorization form online at http://www.shareowneronline.com or by calling WFSS at 855-217-6403. Forms will be processed and will become effective as promptly as practicable after receipt by WFSS. You may change your designated bank account for automatic direct deposit or discontinue this feature at any time online or by submitting to WFSS a new Direct Deposit of Dividends Authorization Form or by written instruction to WFSS.

10. How can I make a cash investment?

Initial investments by new investors must be at least $250. Additional optional cash investments by plan participants must be at least $25. To be effective for a particular Purchase Date, WFSS must receive your optional cash investment at least (a) two business days before that Purchase Date for investments up to $10,000 for initial investments (b) one business day before the Purchase Date for investments up to $10,000 for current participants or (c) one business day before the commencement of the pricing period for investments in excess of $10,000. Current plan participants should mail their optional cash investments to WFSS with the transaction form attached to each statement of account sent to them by WFSS.

By Check

You may make initial cash investments and additional optional cash investments by personal check from a U.S. or Canadian financial institution payable in U.S. dollars to “Shareowner Services”.

By One-Time Online Bank Debit

You may make initial cash investments and additional optional cash investments online at WFSS’s website, http://www.shareowneronline.com. In order to purchase shares online, you must authorize the withdrawal of funds from your bank account.

By Recurring Automatic Debits

You may make automatic optional cash investments by electronic funds transfer from a pre-designated account at a U.S. or Canadian financial institution. Automatic investments must be for a specified amount, not less than $25 and not greater than $10,000 per investment.

A new investor may make an initial investment by authorizing automatic deductions of at least $25 for a minimum of ten consecutive investments.

If automatic deductions are used for optional cash investments, you must either (i) complete and sign the Account Authorization Form for automatic deductions and return it to WFSS, with either a voided blank check or a deposit form for the bank account from which funds are to be drawn or (ii) enroll online at http://www.shareowneronline.com. The automatic deduction forms will be processed and will become effective as promptly as practicable; however, you should allow four to six weeks for the first investment to be initiated using this automatic investment feature.

Once automatic deductions begin, funds will be withdrawn from your bank account on either the 1st day or the 15th day of each month, or both (at your option), or on the next business day if either of those days is not a business day. Funds normally will be invested within five business days.

Automatic deductions will continue indefinitely until you notify WFSS by telephone, online or in writing that the automatic deductions are to be changed or stopped.

You must complete a new Account Authorization Form for automatic deductions when you transfer ownership of shares or otherwise establish a new account on WFSS’s records, or close or change your designated bank account or are assigned a new account number by your bank.

To be effective for a particular Purchase Date, WFSS must receive your new instructions at least fifteen business days before the date you designate for withdrawal.

In the event that your check for a cash investment is returned unpaid for any reason, or an authorized electronic funds transfer cannot be effected, WFSS will consider the request for investment of such funds null and void. WFSS shall immediately remove from your account those shares, if any, purchased upon the prior credit of such funds. WFSS shall thereupon be entitled to sell shares to satisfy any uncollected amount plus any applicable fees. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, WFSS shall be entitled to sell such additional shares from your account as may be necessary to satisfy the uncollected balance.

11. How do I make optional cash investments up to $10,000?

Except when accompanied by an approved Large Cash Purchase request (as described below in Question 12), the aggregate of your optional cash investments cannot exceed $10,000 per month. Optional cash investments up to $10,000 per month must be received by WFSS one business day prior to a Purchase Date in order to be invested on that Purchase Date. Cash received after that date will be held by WFSS for purchases to be made on the next Purchase Date.

No interest will be paid on payments received and held pending investment by WFSS.

We may adjust all minimum and maximum plan investment amounts at our discretion from time to time after notification to all participants. Amounts representing uninvested optional cash payments will be returned to you promptly following your telephone or written request received by WFSS not less than two business days before a Purchase Date.

Participants should be aware that because investments under the plan are made as of specified dates, one may lose any advantage that otherwise might be available from being able to select the timing of an investment. Neither we nor WFSS can assure a profit or protect against a loss on shares of Common Stock purchased under the plan.

12. Waiver Requests within an Announced Waiver Discount Period.

Optional cash investments of more than $10,000 per month (including any initial investments in excess of $10,000 ), or Large Cash Purchases, may be made only by investors that submit a request for waiver. Large Cash Purchase requests may be approved by us in our sole discretion at any time.

Submission of Requests for Waiver

Investors who wish to make Large Cash Purchases for any month should telephone ONE Gas at 1-918-947-7020 or access ONE Gas’ corporate website to determine if we will be considering Large Cash Purchase requests for such month. When you inquire, you will be informed of one of the following:

•	that we are not currently considering Large Cash Purchase requests; or

•	that we will be considering Large Cash Purchase requests, in which case we will provide information about submitting a Large Cash Purchase request form.

Large Cash Purchase request forms may be obtained online through our website at www.ONEGas.com/WaiverRequest or by requesting a copy by calling ONE Gas at 1-918-947-7020. We must receive completed Large Cash Purchase requests by delivery to DripWaiver@onegas.com by no later than 2:00 p.m. Central Time on the third business day before the first day of the ‘‘pricing period’’ for the applicable waiver period, as described below. We will notify by return email or by telephone any investor whose Large Cash Purchase request has been approved (including the amount of the investment approved) by 2:00 p.m. Central Time on the second business day before the first day of the applicable pricing period. WFSS must receive funds relating to any approved Large Cash Purchase request by wire transfer to the account designated by us no later than 1:00 p.m. Central on the business day before the first day of the applicable pricing period. All such funds received after 1:00 p.m. Central Time on such business day may be returned without interest.

Action on Large Cash Purchase Requests

We have the sole discretion to grant or refuse to grant, in whole or in part, a Large Cash Purchase request. In acting on a Large Cash Purchase request, we will consider relevant factors, including without limitation:

•	whether the plan is then purchasing shares of Common Stock from us or in the open market;

•	our need for additional funds;

•	the attractiveness of obtaining funds through the sale of shares of Common Stock under the plan compared to other available sources of funds;

•	the purchase price likely to apply to any sale of shares of Common Stock under the plan;

•	the party submitting the request, including the extent and nature of that party’s prior participation in the plan and the number of shares of Common Stock held by that party; and

•	the aggregate amount of Large Cash Purchases in excess of $10,000 for the month for which we have received Large Cash Purchase requests under the plan.

Large Cash Purchases will be priced as follows:

•	To determine the purchase price of shares of Common Stock purchased from us pursuant to a Large Cash Purchase request, we will fix the number of trading days in the ‘‘pricing period’’ for the applicable investment. The pricing period generally will consist of one to 15 consecutive trading days, unless the pricing period is extended as described below. On each trading day, we will generally apply an equal portion of the amount approved for investment pursuant to a Large Cash Purchase request to the purchase of shares of Common Stock, subject to the qualifications described below. Each day in the pricing period on which shares of Common Stock are purchased is referred to as a ‘‘Purchase Date.’’ The price for shares of Common Stock purchased on each Purchase Date in a pricing period will be equal to 100% (less any applicable discount, as described below) of the composite volume weighted average price, rounded to four decimal places, of shares of Common Stock, as traded on the composite exchanges during regular New York Stock Exchange hours on the Purchase Date. We will obtain this composite exchange pricing information from Bloomberg L.P. or, if Bloomberg L.P. is no longer providing this information, another authoritative source.

•	We may establish for each pricing period a minimum, or ‘‘threshold,’’ price applicable to purchases made pursuant to a Large Cash Purchase request. We will make this determination in our discretion after a review of, among other factors, current market conditions, the level of participation in the plan and our current and projected capital needs. We will notify an investor of the establishment of a threshold price at the time the Large Cash Purchase request has been approved.

•	If established for any pricing period, the threshold price will be stated as a dollar amount which the composite volume weighted average price of shares of Common Stock, rounded to four decimal places, as traded during regular New York Stock Exchange hours, must equal or exceed for each trading day of such pricing period (not adjusted for discounts, if any) in order for such trading day to be considered a Purchase Date.

Except as provided below, any trading day for which such volume weighted average price is less than the applicable threshold price will not be considered a Purchase Date, and no funds will be invested in shares of Common Stock on that date. Funds that are not invested will be returned without interest, as described below.

•	The establishment of the threshold price and the potential return of a portion of investment funds apply only to investments made pursuant to Large Cash Purchase requests. Establishing a threshold price for a particular pricing period will not affect the establishment of a threshold price for any subsequent pricing period.

•	If we establish a threshold price for any pricing period, we may elect to extend that pricing period. If we do so, the initial pricing period may be extended by the number of trading days during the initial pricing period, up to three trading days, during which the threshold price is not satisfied or there are no trades of shares of Common Stock on the composite exchanges.

•	Neither we nor WFSS are required to notify you that a threshold price has been established for any pricing period.

•	If we elect to grant a pricing period extension and the threshold price is satisfied for any additional trading day during an extension, that trading day will be included as a Purchase Date for the extended pricing period. For example, if the extension feature is in use and the initial pricing period is fifteen trading days, but the threshold price is not satisfied on three out of those fifteen days, the pricing period will be extended by three trading days. If the threshold price is satisfied on any of the three trading days during the extension period, each of those three trading days will be a Purchase Date for that pricing period.

•

We may, in our sole discretion, establish a discount from the market price otherwise applicable to Large Cash Purchases (including initial investments) made pursuant to a request for waiver, but we are not obligated to do so. Any discount (including any applicable brokerage fees paid by us) may be 0.0% to 3% of the regular market price and may be varied by us in our sole discretion. We may establish any discount in our sole discretion after a review of, among other factors, current market conditions, the level of participation in the plan, the attractiveness of obtaining financing through the sale of shares of Common Stock as compared to other sources of funds, and our current and projected capital needs. Establishing a discount for a particular pricing period will not affect the establishment of a discount for any subsequent pricing period.

•	Any investor purchasing shares of Common Stock pursuant to a request for a Large Cash Purchase will be treated as the beneficial owner of all shares of Common Stock purchased on each Purchase Date in the applicable pricing period as of the close of business on such Purchase Date, although plan shares of Common Stock will not be credited to such investor’s account until the conclusion of the pricing period unless we elect to use the ‘‘continuous settlement feature’’ described below for that pricing period.

•	If we elect to use the continuous settlement feature, shares of Common Stock will be credited to the plan accounts of investors purchasing shares of Common Stock pursuant to requests for a Large Cash Purchase within three business days after each Purchase Date. We may activate the continuous settlement feature for a particular investment at the time we determine other pricing terms in respect of shares of Common Stock to be sold pursuant to a Large Cash Purchase request.

•	We will return, without interest, any amount to be invested pursuant to a Large Cash Purchase request that is not applied to the purchase of shares of Common Stock because the threshold price is not met or shares of Common Stock are not traded on the composite exchanges on any trading day during a pricing period or extension, as applicable. Any such uninvested funds will be returned within five business days after the last day of the applicable pricing period, as it may be extended. The amount returned will be based on the number of days on which the threshold price was not satisfied or no trades were reported on the composite exchanges compared to the total number of days in the pricing period or extended pricing period, as applicable. For example, the amount returned for a fifteen-day pricing period will equal one-fifteenth of the total amount of your proposed Large Cash Purchase investment for each trading day on which the threshold price is not satisfied or shares of Common Stock are not traded on the composite exchanges.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to requests for waiver for Large Cash Purchases under the plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of Common Stock to be received under the plan. We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the plan.

We may alter, amend, supplement or waive, in our sole discretion, the time periods and/or other parameters relating to optional cash purchases in excess of $10,000 made by one or more participants in the plan or new investors, at any time and from time to time, prior to the granting of any request for waiver.

13. What is a Purchase Date and when do Purchase Dates occur?

The “Purchase Date” is the date or dates on which shares of our Common Stock are deemed to have been purchased with reinvested dividends or optional cash payments and which are used to calculate the purchase price of the purchased shares. The Purchase Date under the plan depends on whether you purchase the shares with reinvested dividends or optional cash payments and whether we issue new shares to you or WFSS obtains your shares by purchasing them from parties other than us.

•

Reinvested Dividends: If shares acquired with reinvested dividends are acquired directly from us, the Purchase Date is the dividend payment date. If shares acquired with reinvested dividends are acquired from parties other than us either in open market or privately negotiated purchases, the

Purchase Date will be the date or dates on which those purchases occur, which will commence on the applicable dividend payment date and will be completed no later than thirty days following the dividend payment date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations. The record date associated with a particular dividend is referred to in this plan as a “dividend record date.”

•	Optional Cash Investments up to $10,000: If shares will be purchased directly from us with optional cash investments up to $10,000, a Purchase Date will occur at least once every five business days for all such purchases requested by all participants since two business days before the preceding Purchase Date. If WFSS acquires shares from parties other than us either in open market or privately negotiated purchases, such purchases will begin on the day that would be deemed the Purchase Date if the shares were acquired directly from us and will be completed no later than thirty-five days following such date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations. Optional cash investments up to $10,000 must be received by WFSS two business days prior to a Purchase Date in order to be invested on that Purchase Date. Otherwise the cash will not be invested until the next Purchase Date.

14. What is the source of ONE Gas Common Stock purchased through the plan?

WFSS will, at our discretion, purchase shares of Common Stock sold to participants either directly from us as newly issued shares of Common Stock or treasury shares, or from parties other than us either in the open market or in privately negotiated transactions or through a combination of the above.

Full and fractional shares acquired under the plan will be calculated and credited to participants’ accounts. The number of shares purchased will be the total amount invested divided by the applicable purchase price per share as described below.

15. What is the purchase price for shares purchased through the plan?

The purchase price under the plan depends in part on whether the shares are purchased from us or from parties other than us. The purchase price also depends on whether we are offering discounts on purchases under the plan at that time.

Reinvested Dividends

If shares of Common Stock are purchased directly from us with reinvested dividends, the purchase price to you will equal 100% (subject to change as provided below) of the average of the high and low sales prices for a share of Common Stock reported by the New York Stock Exchange on the applicable Purchase Date, or, if no trading occurs in shares of Common Stock on the applicable Purchase Date, the first trading day immediately preceding the Purchase Date for which trades are reported. The purchase price may be reduced by up to 3% if we are offering a discount on purchases with reinvested dividends on the applicable Purchase Date.

If the shares of Common Stock are purchased in the open market or in privately negotiated transactions, then the purchase price to you will equal the weighted average purchase price paid for those shares. Discounts will not be available when shares are purchased from persons other than us.

Optional Cash Investments up to $10,000

If shares of Common Stock purchased with optional cash payments up to $10,000 are purchased directly from us the purchase price to you will equal 100% (subject to change as provided below) of the average of the high and low sales prices for a share of Common Stock reported by the New York Stock Exchange on the applicable Purchase Date, or, if no trading occurs in shares of Common Stock on the applicable Purchase Date, the first trading day immediately preceding the Purchase Date for which trades are reported. The purchase price may be reduced by up to 3% if we are offering a discount on purchases with optional cash investments up to $10,000 on the applicable Purchase Date.

If WFSS purchases shares of Common Stock in the open market or in privately negotiated transactions, then the purchase price will be a price equal to the weighted average purchase price paid by WFSS for those shares. Discounts are not available when shares are purchased from persons other than us.

16. How do I sell shares credited to my account?

You can sell your plan shares at any time by submitting a request to sell either online, by telephone or through the mail (see “How do I correspond with WFSS?”). A check will be issued for your sale proceeds, unless you elect to receive the funds by direct deposit into your bank account.

You may instruct WFSS to sell shares under the plan through a Batch Order, Market Order, Day Limit Order, Good-‘Til Date/Canceled Limit Order, or Stop Order.

Batch Order (online, telephone, mail)

Requests to sell shares are aggregated and the total of all shares are sold on the open market. Batch Order sale requests will be completed by WFSS no later than five business days. The price per share sold will not be known until the sales are completed and will always be the weighted-average price for all shares sold for the plan on the trade date.

Market Order (online or telephone)

During market hours, sale requests will be promptly submitted by WFSS to a broker. The sale will be at the prevailing market price when the trade is executed. Once entered, a Market Order request cannot be canceled. Sale requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

Day Limit Order (online or telephone)

Sale requests for a Day Limit Order will be promptly submitted by WFSS to a broker. The sale will be executed when and if the stock reaches, or exceeds, the specified price on the day the order was placed. The request will be automatically canceled if the price is not met by the end of the trading day.

Good-‘Til -Date/Canceled (GTD/GTC) Limit Order (online or telephone)

Requests to sell shares with a GTD and GTC Limit Order will be promptly submitted by WFSS to a broker. The sale will be executed when and if the stock reaches, or exceeds, the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). The request is automatically canceled if the price is not met by the end of the order period.

Stop Order (online or telephone)

Requests to sell shares will be promptly submitted by the WFSS to a broker for a Stop Order. The sale will be executed when the stock reaches a specified price, at which time the order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

WFSS reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the plan are sold, and no one, other than WFSS, will select the broker(s) or dealer(s) through or from whom sales are to be made.

You should be aware that the price of our Common Stock may rise or fall during the period between a request for sale, its receipt by WFSS and the ultimate sale on the open market. Instructions sent to WFSS to sell shares are binding and may not be rescinded. If you prefer to have complete control as to the exact timing and sales prices, you can transfer the shares to a broker of your own choosing and sell them through that broker.

17. What Fees are associated with my participation in the plan?

Enrollment Fee	$10.00
Investment Fees
dividend reinvestment service fee	Company Paid
optional cash investment service fee	Company Paid
automatic withdrawal service fee	Company Paid
purchase commission	Company Paid

Sales Fees
Batch Order	$15.00 per transaction
Market Order	$25.00 per transaction
Limit Order (Day/GTD/GTC)	$30.00 per transaction
Stop Order	$30.00 per transaction
sale commission	$0.10 per share
direct deposit of net sale proceeds	$5.00 per transaction
Fee for Returned Check or Rejected Automatic Bank Withdrawal	$35.00 per item
Prior Year Duplicate Statement	$15.00 per year

The processing fees may change at any time, without notice to you. Proceeds are normally paid by check mailed within two business days after your sale transaction has settled.

18. Can I transfer shares that are credited to my account?

Yes. You may transfer the ownership of all or part of the shares credited to your account to an account for another person. This could include a gift or private sale. Transfers of less than all of the shares credited to your account must be made in whole share amounts. No fractional share may be transferred unless your entire account balance is transferred. Requests for these transfers require a Medallion Signature Guarantee. Simply call WFSS to obtain the proper instructions, requirements and documents necessary to complete your transfer. Transfer instructions may also be obtained online at http://www.shareowneronline.com. Shares that are transferred will be credited in book-entry form to the transferee’s account. An account will be opened in the name of the transferee if the transferee is not already a registered shareholder, and the transferee’s account will be enrolled in the plan under the same dividend reinvestment option as the transferor unless the transferor specifies differently. After the transfer has been made, the transferee may change the dividend reinvestment option as described in Question 7 above. After the transfer, the transferee will receive an account statement showing the number of shares transferred to and held in the transferee’s account.

19. What if ONE Gas issues a stock dividend or declares a stock split? What happens in the event of a rights offering?

Any dividends in Common Stock or split shares of Common Stock distributed by us on shares credited to your account will be credited to your account. In a rights offering by us, you will receive rights based upon the total number of whole shares registered in your name, and shares credited in book-entry form to your account.

20. What reports will I receive?

Whenever you purchase or sell shares through the plan, you will promptly receive from WFSS a statement with the details of the transaction, unless you are participating in the plan through your broker, bank or nominee. All shares you hold or purchase through the plan are recorded in the same account. After each dividend reinvestment or optional investment, you will receive from WFSS a detailed statement showing the amount of the latest dividend reinvested or optional investment, the purchase price per share, the number of shares purchased and the total shares credited to your account. The statement also will show year-to-date account information. You should retain these statements to establish the cost basis of shares of Common Stock purchased under the plan for income tax purposes. You may also obtain information about your account by accessing it through the Investor Centre section of WFSS’s website, http://www.shareowneronline.com.

In addition, you will receive copies of the same communications sent to all other holders of record of our Common Stock. This includes our annual report to shareholders, quarterly reports to shareholders, the notice of annual meeting and proxy statement. You will also be furnished with Internal Revenue Service information for reporting dividends paid and proceeds derived from any sale of shares credited to your account in the form and manner as the Internal Revenue Service may require. All notices, statements and reports from WFSS to you will be addressed to your latest address of record with WFSS.

In order to insure receipt of plan reports and information, you must promptly notify WFSS of any change of address.

21. Are there costs associated with participation?

All costs for the purchase of shares and administration of the plan will be paid by us with the exception of:

•	Costs associated with automatic investments that may be assessed by your financial institution (as described under Question 10 above).

•	Any costs resulting from your having insufficient funds to effect payment for initial and/or optional cash investments.

•	Those costs associated with your direction to WFSS to sell all or a portion of your shares (as described under Questions 16 and 17 above).

•	Those costs related to a sale of a fractional share (as described under Questions 16 and 17 above and Question 25 below).

22. How do I vote shares credited to my account at shareholders’ meetings?

If you participate in the plan, you, as a holder of our Common Stock, will have the same rights as every other holder of our Common Stock. You will be provided with all required documentation to vote whole shares of Common Stock credited to your account. Fractional shares may not be voted. You will receive a proxy card for signing, that provides voting instructions to us, which will indicate the number of whole shares directly credited to your account. A properly submitted proxy will be voted according to your instructions.

23. Can the plan be terminated, suspended or modified?

Yes. We reserve the right to terminate, suspend or modify the plan at any time, in whole or in part, in respect to participants in one or more jurisdictions. All affected participants will receive notice of any termination, suspension or modification of the plan.

24. What are the responsibilities of ONE Gas and WFSS under the plan?

In administering the plan, neither we, WFSS nor WFSS’s broker are liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a plan account upon such participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold, or (iii) as to the value of the shares acquired for you.

WFSS undertakes to perform such duties and only such duties as are expressly set forth within this prospectus to be performed by it, and no implied covenants or obligations shall be read into this plan against WFSS or us.

Except for negligence or willful misconduct on its part, WFSS, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. WFSS shall not be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), unless the loss or damage is the result of negligence or willful misconduct on its part or in the event WFSS has been advised of the likelihood of such loss or damage and takes no action within its control and within acceptable industry practices. WFSS shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

WFSS shall not be responsible or liable for any failure or delay in the performance of its obligations under this plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God, including, but not limited to, earthquakes, fires and floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that WFSS shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

WFSS is authorized to choose a broker/dealer, including an affiliated broker/dealer, at its sole discretion to facilitate purchases and sales of shares for you. WFSS will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in share transactions within a reasonable time upon written request from you.

Funds received by WFSS for cash purchases of plan shares in advance of a plan purchase date may be invested by WFSS in certain Permitted Investments. For purposes of this plan, “Permitted Investments” shall mean any money market mutual funds registered under the Investment Company Act (including those of an affiliate of WFSS or for which WFSS or any of its affiliates provides management advisory or other services) consisting entirely of (i) direct obligations of the United States of America; or (ii) obligations fully guaranteed by the United States of America. The risk of any loss from such Permitted Investments shall be the responsibility of WFSS. Investment income from such Permitted Investments shall be retained by WFSS.

25. Can my participation in the plan be terminated?

If you do not own at least one whole share registered in your name in book-entry form to your account, your participation in the plan may be terminated. In that event, you would receive a cash payment for the fractional share remaining in your account based on the then-current market price of Common Stock, less any service fee, any applicable processing fee and any other costs of sale.

26. What law governs the plan?

The plan and its operations are governed by the laws of the State of Oklahoma and federal securities laws, if applicable.

FEDERAL INCOME TAX CONSEQUENCES

The following is believed by us to be an accurate summary of certain U.S. federal income tax consequences of participation in the plan as of the date of this prospectus.

This summary of U.S. federal income tax consequences is for general information, is not legal advice and does not reflect the tax consequences of every possible situation that could result from participation in the plan. This summary does not apply to non-U.S. participants, except as specifically indicated below under “Withholding,” and it is limited to participants who hold our Common Stock as capital assets. Further, this summary does not address all aspects of U.S. federal income taxation that may be applicable to participants in light of their particular circumstances, or to participants subject to special treatment under U.S. federal income tax law. It also does not address any U.S. federal estate or gift tax consequences, any state, local or foreign tax consequences, or the Medicare tax on net investment income. This summary is based on the Internal Revenue Code of 1986, as amended, the Treasury Department Regulations (the “Treasury Regulations”) promulgated thereunder, and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. You should consult your own tax advisor with respect to the tax consequences (including federal, state, local and other tax laws, and U.S. withholding tax laws) of participating in the plan to you in light of your own particular circumstances.

Dividend Reinvestment

If shares of our Common Stock are purchased by WFSS directly from us with reinvested dividends, you must include in gross income a taxable dividend equal to the number of shares purchased with the reinvested dividends multiplied by the fair market value of a share of Common Stock on the applicable Purchase Date. The shares of Common Stock acquired directly from us by dividend reinvestment should have a tax basis for determining gain or loss equal to the fair market value of the shares on the applicable Purchase Date. The tax basis for any shares of Common Stock purchased in open market transactions with reinvested dividends should be equal to the weighted average purchase price of all shares purchased for the applicable Purchase Date. See Question 15. In addition, you will also realize a taxable dividend to the extent of an allocated portion of any processing fees paid by us with respect to shares purchased for your account.

Optional Cash Investments

If you make optional cash investments to purchase shares of our Common Stock under the plan, any discount provided by the plan for such investment will be treated as a distribution taxable to you as a dividend. The taxable amount will be the excess of the fair market value of the shares acquired on the applicable Purchase Date over the purchase price paid by you for the shares purchased.

The amount of any discount provided by the plan on a purchase of shares of Common Stock will be treated and accounted for as a distribution taxable to you as a dividend, irrespective of whether you are participating in dividend reinvestment under the plan. You should consult your own tax advisor to determine the appropriate tax treatment of any optional cash investment to acquire shares of Common Stock under the plan in which a discount is provided to you.

Shares of Common Stock acquired with optional cash investments should have a tax basis equal to the amount paid for the shares. If shares of Common Stock acquired by optional cash investments are purchased at a discount, the tax basis of the shares should be the fair market value of the shares purchased with an optional cash investment.

If shares of Common Stock are purchased in open market transactions with optional cash investments you make under the plan, you will also realize a taxable dividend to the extent of an allocated portion of any processing fees paid by us with respect to shares purchased.

Withholding

The dividends reinvested and the proceeds of the sale of shares under the plan may be subject to U.S. federal backup withholding in certain circumstances. WFSS will furnish necessary forms and instructions concerning the application of backup withholding rules. Any amounts required to be withheld under these rules will be deducted from the dividends reinvested and/or proceeds of any sale of shares, and the remaining amount reinvested or paid.

In the case of non-U.S. participants who are subject to U.S. tax withholding, WFSS will reinvest dividends less the amount of tax required to be withheld, and make other withholdings required by applicable rules. Non-U.S. participants should note that legislation enacted in 2010 and existing guidance issued thereunder will require, after June 30, 2014, withholding at a rate of 30% on dividends in respect of, and, after December 31, 2016, gross proceeds from the sale of, our Common Stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the U.S. Treasury to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations or other guidance, may modify these requirements. Accordingly, the entity through which our Common Stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our Common Stock held by a participant that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Internal Revenue Service. We will not pay any additional amounts to participants in respect of any amounts withheld. Participants are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in our Common Stock.

The filing of any documentation required to obtain a reduction in U.S. withholding tax is the responsibility of the participant.

Acquisition and Sale of Shares

If you receive a cash payment for the sale of shares credited to your account, there may be gain or loss measured by the difference between the amount of cash received and your tax basis in the shares sold. Such gain or loss will generally be a capital gain or loss for U.S. federal income tax purposes. The holding period for shares of Common Stock purchased under the plan will begin the day after the date the shares are acquired. The holding period can determine the rate of tax on any gain, and treatment of any loss from the sale of shares. If the holding period exceeds one year, the rate of tax imposed on any gain for non-corporate participants will generally be lower than the highest rates applicable to other taxable income. The deductibility of capital losses is subject to significant limitations. You should consult with your own tax advisor to determine the specific tax consequences of any particular sale of shares to be made and the treatment of any fractional shares of our Common Stock.

Tax Information Reporting

The dividends paid to you as a shareholder, and any processing fees paid by us on your behalf, as described above, will be reported on the appropriate IRS forms, which will be mailed to you and the Internal Revenue Service by January 31 following the end of the year of payment. Shares of Common Stock sold through WFSS will be reported on IRS Form 1099-B, which will be mailed to you and the Internal Revenue Service by February 15 following the end of the year of the sale. Form 1099-B will state the amount of the sale proceeds and the tax basis of shares sold.

The plan qualifies as a dividend reinvestment plan within the meaning of Treasury Regulation 1.1012-1(e)(6)(i), which enables participants to use the “average basis method” in certain circumstances (as discussed below) when determining the tax basis of any shares sold. As a result, in order to participate in the plan, you must elect to reinvest a minimum of 10% of the dividends (if any) paid on shares held in the plan.

This plan assumes that each participant will use the first-in, first-out “FIFO” method when determining the tax basis of any shares sold. Participants may designate their preference for a different method of determining the tax basis of shares sold by identifying this preference in writing to WFSS. Participants may designate their preference for “specific identification” cost basis at any time and also may designate their preference for the “average basis method”. Participants should consult with their own tax advisors regarding the tax consequences of participation in the plan and determination of the tax basis of any shares sold.

PLAN OF DISTRIBUTION

Pursuant to the plan, we may be requested to approve optional cash investments in excess of the allowable maximum amounts pursuant to requests for waiver on behalf of participants that may be engaged in the securities business. In deciding whether to approve such a request, we will consider relevant factors including, but not limited to, whether the plan is then acquiring newly issued shares of Common Stock or acquiring shares through open market purchases or privately negotiated transactions, our need for additional funds, the attractiveness of obtaining those funds by the sale of Common Stock under the plan in comparison to other sources of funds, the purchase price likely to apply to any sale of Common Stock, the participant submitting the request, including the extent and nature of the participant’s prior participation in the plan and the number of shares of Common Stock held of record by the participant, the aggregate number of requests for waiver that have been submitted by all participants and federal and state securities laws.

Persons who acquire shares of Common Stock through the plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any person regarding their purchase of shares or any resale or distribution of shares. We may, however, approve requests for optional cash investments by them in excess of allowable maximum limitations. If requests are submitted for an aggregate amount in excess of the amount we are willing to accept, we may honor requests in order of receipt, pro rata or by any other method which we determine to be appropriate.

We will be responsible for all fees, commissions or expenses in connection with the plan, except that, if you direct WFSS to sell shares of Common Stock credited to your account, WFSS will deduct from the sales proceeds any applicable service fee (currently $15.00 per sale transaction for Batch Orders), any applicable processing fee (currently $0.10 per share sold) and any other costs of sale (currently $5.00 for net sale proceeds via direct deposits). These fees may change at any time without notice to you. You will also be responsible for any fees, commissions and expenses associated with sales of any fractional shares you own.

USE OF PROCEEDS

The plan will raise additional capital for us to the extent that newly-issued shares of Common Stock or treasury shares are purchased from us (rather than acquiring shares in the open market or in privately negotiated transactions). We do not know the number of shares of Common Stock that will ultimately be purchased pursuant to the plan, or the prices at which the shares will be purchased. We currently intend to issue newly-issued or treasury shares to satisfy demand for shares under the plan; therefore, the plan is expected to raise additional capital for us. We intend to use the net proceeds from the sale of newly-issued shares of Common Stock or treasury stock for one or more of the following, depending upon circumstances at the time of such sales: repayment of indebtedness, investments in assets, working capital, and general corporate purposes. Pending those uses, we may temporarily invest the net proceeds in short-term investments consistent with our investment policies.

LEGAL MATTERS

The validity of the securities and all legal matters in connection with the Direct Stock Purchase and Dividend Reinvestment Plan will be passed upon for ONE Gas by Gable & Gotwals, A Professional Corporation, Tulsa, Oklahoma.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Plan Administrator:

Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A.

Shareholder inquiries: 855-217-6403 (toll-free) or 651-450-4064

Shareowner Relations Specialists are available from 7:00 a.m. to 7:00 p.m. U.S., Central Time, each business day.

You may also contact WFSS by email at through its website at http://www.shareowneronline.com.

New investors requesting plan material: 855-217-6403

You may write to WFSS at the following address:

For Standard U.S. Postal Mail:	Wells Fargo Shareowner Services P.O. Box 64856 St. Paul, MN 55164-0856

For Certified/Overnight Mail:	Wells Fargo Shareowner Services 1110 Centre Pointe Curve, Suite 101 Mendota Heights, MN 55120-4100

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The expenses relating to the registration of the securities will be borne by the registrant. Such expenses (except the SEC Registration Fee) are estimated to be as follows:

Amount to be paid
SEC Registration Fee	$6,960.03

Accounting Fees and Expenses*	$6,500

Legal Fees and Expenses*	$91,500

Transfer Agent and Registrar Fees*	$34,500

Miscellaneous expenses*	$25,000

Total*	$164,460.03

*	Estimated solely for the purposes of this Item 14. Actual expenses may vary.

Item 15.	Indemnification of Directors and Officers.

The Company, as an Oklahoma corporation, is empowered by Section 1031 of the Oklahoma General Corporation Act, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) in which such person is made or threatened to be made a party by reason of his being or having been a director, officer, employee or agent of the Company or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in an action by or in the right of the Company, Section 1031 prohibits indemnification if such person is adjudged to be liable to the Company, unless and only to the extent such indemnification is allowed by a court of competent jurisdiction. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise.

The certificate of incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions pursuant to Section 1053 of the Oklahoma General Corporation Act or (iv) any transaction from which the director derived an improper personal benefit.

Article VIII of the Company’s bylaws provides that directors and officers of the Company shall be indemnified by the Company to the fullest extent permitted by the Oklahoma General Corporation Act, including the advance of related expenses. Pursuant to Article VIII of the bylaws of the Company, upon authorization and determination (i) by the board of directors by a majority vote of directors who were not parties to the action, suit, or proceeding involved, even though less than a quorum; (ii) by a committee of directors designated by a majority vote of directors, even though less than a quorum; (iii) if there are no such directors, or if such directors so direct, by independent counsel in a written opinion; or (iv) by the shareholders, the Company is obligated to indemnify any person who incurs liability by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, or as a member of any committee or similar body, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in an action by or in the right of the Company, no indemnification will be made if such person shall be adjudged to be liable to the Company, unless such indemnification is allowed by a court of competent jurisdiction.

The Company has entered into indemnification agreements, the form of which has been previously approved by the board of directors of the Company, with each of its directors and executive officers. These indemnification agreements provide that the Company is obligated to indemnify the specified director or executive officer to the fullest extent permitted by law. The agreements provide that, upon request by a director or executive officer, the Company is obligated to advance expenses for defense of a claim made against the director or executive officer. The obligation of the Company to indemnify the director or executive officer is subject to applicable law and maybe subject to the determination by “independent counsel” or another reviewing party selected by the board of directors that the director or executive officer is entitled to indemnification. The agreements also provide for partial indemnification if a portion of a claim for indemnification is not allowed by the agreements.

The Company provides liability insurance for its directors and officers which provides for coverage against loss from claims made against officers and directors in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws.

It is recognized that the above-summarized provisions of the Company’s bylaws, the indemnification agreements and the applicable provisions of the Oklahoma General Corporation Act are qualified by the actual terms of such bylaws, agreement and act and may be sufficiently broad to indemnify officers, directors and controlling persons of the Company against liabilities arising under such act.

Item 16.	Exhibits.

See the Exhibit Index which is incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) (i)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tulsa, State of Oklahoma, on the 10th of March, 2014.

ONE GAS, INC.

By:	/s/ Curtis L. Dinan

Curtis L. Dinan
Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below authorizes Curtis L. Dinan, Joseph L. McCormick and Brian K. Shore, and each of them, each of whom may act without joinder of the other, to execute in the name of each such person who is then an officer or director of the Company and to file any amendments to this registration statement, including post effective amendments, and to do any and all acts they or either of them determines may be necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of this registration statement.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated and on the 10th day of March, 2014.

Signature	Title

/s/ Pierce H. Norton Pierce H. Norton	President, Chief Executive Officer and Director

/s/ Curtis L. Dinan Curtis L. Dinan	Senior Vice President, Chief Financial Officer and Treasurer

/s/ John W. Gibson John W. Gibson	Director, Chairman of the Board

/s/ Robert B. Evans Robert B. Evans	Director

/s/ Michael G. Hutchinson Michael G. Hutchinson	Director

/s/ Pattye L. Moore Pattye L. Moore	Director

/s/ Eduardo A. Rodriguez Eduardo A. Rodriguez	Director

/s/ Douglas H. Yaeger Douglas H. Yaeger	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1*	Form of Common Stock Certificate

4.2	Amended and Restated Certificate of Incorporation of ONE Gas, Inc., dated January 31, 2014 (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-8 (File No. 333-193690), filed by the Registrant on January 31, 2014).

4.3	Amended and Restated By-laws of ONE Gas, Inc. (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-8 (File No. 333-193690), filed by the Registrant on January 31, 2014).

5.1*	Opinion of GableGotwals

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of GableGotwals (contained in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page hereto).

*	Filed herewith.